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                                                                 Exhibit 10.47

CV THERAPEUTICS
INTEROFFICE MEMORANDUM



DATE:        SEPTEMBER 15, 1997

TO:          Louis Lange

FROM:        Kathy Stafford

SUBJECT:     Transition Agreement

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As we have discussed over the last few weeks, I would like to formalize my exit as CFO at CV Therapeutics. I have very much enjoyed my time with the company and am excited by the prospects for CVT. However, for personal reasons - not the least of which is a 100+ mile per day commute and a desire to spend more time with my children - I need to return to project consulting for CVT on a more limited basis.

I have outlined below our agreement regarding my transition:

1. RECRUITING A NEW CFO

     CVT will initiate a search immediately for a new CFO, and I will cooperate in any way required to recruit a suitable replacement

2. TIME COMMITMENT
     I will remain as CFO until the earlier of 12/31/97, or when a replacement is found, working 24 hours per week. I will become a consultant to CVT on 1/1/98. If a new CFO has not been secured by then, I will commit to 20 hours per week until March 31, 1998. The earlier of March 31, 1998 or when a CFO replacement is named, I will convert to a project consultant and commit to four (4) days per month.

3. COMPENSATION

CASH
   - From September 15 to December 31, my salary will be set at $125,000 per annum. If we close any kind of financing before March 31, 1998, I will receive a one time payment of $20,000. In addition, I will be eligible for full bonus consideration for my work in 1997, not prorated for part time work. My car and cell phone allowance of $1,000 per month will remain in effect until 12/31/97.

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3. COMPENSATION (CON'T)

   - From 1/1/98 until 3/31/98, or until a CFO replacement has been named, whichever comes first, I will be compensated at the rate of $135 per hour, plus car and cell phone expenses. I will not be eligible for CVT benefits, except that which is available through COBRA.

   - Thereafter, I will receive $4,167 per month for twelve months. Any cash compensation after the twelve months will be mutually agreed by CVT and me.

STOCK:

   - Under all scenarios above, my stock will continue to vest on its current schedule. I am aware that when my status converts from employee to consultant, any unvested stock options will convert to NQ status.

OTHER:

     I will keep the title of CFO until 12/31/97. From 1/1/98 until 3/31/98 (or earlier if a CFO replacement has been named), I will use the title of Acting CFO. Thereafter I will carry no title.

     Please sign Below to indicate your agreement with the summary above.


     /s/ Louis Lange                             /s/ Kathy Stafford
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     Louis Lange                                 Kathy Stafford